Exhibit 10.69

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated for reference purposes only is made and entered into as of January 4, 1999 by and between Kennedy-Wilson Properties, Ltd., an Illinois corporation (“The Company”), a wholly owned subsidiary of Kennedy Wilson, Inc., a Delaware corporation (“KWI”), having an address of 9601 Wilshire Boulevard, Suite 220, , and Jim Rosten having an address of 1280 Shadybrook Drive Beverly Hills, California 90210 (“Employee”), with reference to the following facts and circumstances:

RECITALS:

A.                                  Company is a diversified real estate marketing, property management and investment firm whose businesses include the acquisition of real estate and real estate related assets, real estate brokerage and marketing programs for all types of properties and financial instruments. Employee is experienced in property management.

B.                                    Company desires to employ Employee and Employee desires to be employed by Company for the purposes and on the terms and conditions set forth in this Agreement.

C.                                    This Agreement replaces and supersedes in their entirety any and all prior agreements, express or implied, written or oral, performed or unperformed, pertaining to the employment of Employee and the compensation to be paid to him therefore, and all such prior agreements and understandings are hereby terminated and shall be of no further force or effect.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee agree as follows:

1.                                      Employment. This Agreement shall become effective the first business day after termination of the Employee’s current employment. If said transaction is not consummated for any reason by January 31, 2000, then this Agreement shall not be effective and neither party shall have any liability to the other hereunder. Company hereby employs Employee commencing on the Effective Date and Employee hereby accepts employment to perform the duties described in Section 2 below, on the terms, conditions and covenants set forth in this Agreement.

2.                                      Services provided to the Company. Employee’s duties shall be to provide marketing and corporate administration services, subject to the policy guidelines and directives, which are provided to him by Company from time to time during the term of this Agreement. Employee shall have no authority to bind or obligate Company to the purchase or sale of any real property, or to any other financial commitment, including without limitation the borrowing of any monies on a secured or unsecured basis, without obtaining the prior written authorization of Company as to the specific transaction. Employee’s duties may not be materially changed by Company without Employee’s prior written consent but shall include such other matters or responsibilities as Company and Employee may jointly agree upon from time to time during the term of this Agreement.

Employee’s employment is on a full-time and “best efforts” basis meaning that during the term of this Agreement, Employee shall not accept any full or part-time employment, including without limitation as an Independent Consultant, after working hours or otherwise, without the prior written consent of Company, which may be given, withheld or conditioned in Company’s sole and absolute discretion. Employee shall devote his full energies, interests, abilities, and productive time to the performance of his duties and responsibilities under this agreement. During the term of this Agreement, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder or otherwise, promote, participate or engage in any activity or other business competitive with Company’s businesses. Notwithstanding the foregoing, Company acknowledges that Employee has made and will continue to make personal investments, including but not limited to real estate investments, that will require Employee’s periodic attention. Employee may participate in such personal investments to the full extent desired by Employee so long as such personal investment activity does not detract from Employee’s ability to devote his full energies and productive interests to the performance of his duties and responsibilities under this Agreement. Company shall be responsible for payment of all dues and fees required in connection with the maintenance of any professional licenses that may be required of Employee in the performance or satisfaction of Employee’s duties hereunder.

3.                                      Term of Employment. Employee shall be employed by the Company pursuant to this Agreement for a term (the “Term”) beginning on the Effective Date, when Employee begins to perform his duties, and continuing through to, and terminating on the second anniversary thereof.

4.                                      Commitment to the Company.

(a) Except as provided above, during the Term, Employee shall not be involved, individually or as an Employee, principal, officer, general partner, director or shareholder, in any real estate, management, leasing, brokerage or development activities without first obtaining the consent and approval of a majority of the Company’s Board of Directors, which shall be given or denied within 5 days, and shall not be unreasonably withheld. The limitation contained in this Section 4 shall not apply, however, to the ownership of not more than three percent (3%) of the outstanding shares of any class of securities of a publicly-held issuer subject to the public reporting requirements of the Securities and Exchange Act of 1934, as amended, or any limited partner interest in a limited partnership or similar passive investment interest so long as the nature of such investment prevents, pursuant to applicable law, Employee’s control of the management of the issuer of such investment interests.

(b) Employee shall, at all times during the Term, strictly adhere to and comply with all of Company’s policies, rules and procedures as they currently exist and as they may be changed by the Company. Employee agrees that to the best of his ability and experience he will at all times loyally and conscientiously perform all of the duties and obligations required of him expressly or by implication by the terms of this Agreement.

5.                                      Compensation.

(a) Salary. Company shall pay a basic salary to Employee at the rate of $20,833.00 per month for the Term of this Agreement, subject to such deductions and withholdings as Company may be required to make pursuant to applicable law, governmental regulation or order.

(b) Bonus. Employee shall be eligible annually to participate in a bonus pool. The “Bonus Pool” shall be defined as 20% of net operating income (NOl) from property services revenue from each client generated by the National Marketing Group, to the extent such client is generated by the National Marketing Group, during the first year that Employer or an affiliate or subsidiary performs services for the client. The Bonus Pool shall also include any revenue accrued but not paid during the first year to the extent such accrued funds are actually received by Employer after the one year period, but while Employee is still employed by Employer. (NOl) shall mean the gross revenues realized by the Employer during the applicable period from clients it approves as being generated by the National Marketing Group, (NMG) or where the NMG participates in the transaction, less costs and expenses properly incurred performing the services, as determined by KWI’s Chief Financial Officer, including, without limitation, salaries, bonuses and benefits of all the employees who perform such services, marketing costs and write offs. Subject to such equitable adjustment as may occur with the consent of Employee, based upon growth of the national marketing group, Employee shall receive, within 60 days of each calendar year end beginning with the year 2000, 50% of the 20% Bonus pool. The Bonus Pool shall also include all revenues from NMG clients, as defined herein, who terminate Employer as a vendor due to unsatisfactory performance by Employer during the bonus period, without fault of Employee.

(c) Stock Options. On July 1, 2000, KWI shall grant to Employee under KWI’s 1992 Incentive and Nonstatutory Stock Option Plan (the “Stock Option Plan”) non-transferable incentive options to purchase an aggregate of 10,000 shares of common stock of KWI at an exercise price equal to the closing price of such KWI common stock on the NASDAQ National Market Quotation System as of the last business day prior to the effective date of the grant. Such options to purchase shall vest as follows: (i) 1/3rd on the first anniversary of the grant, (ii) 1/3rd on the second anniversary of the option grant, and (iii) 1/3rd on the third anniversary of the option grant. Such stock options shall be for a term of five (5) years from the date of the grant and may be exercised by Employee pursuant to the terms and provisions of the Stock Option Plan and a separate Stock Option Agreement between KWI and Employee. Such stock options shall immediately be fully vested and shall continue in full force and effect for the balance of their terms in the event that KIWI is sold (by sale of stock or assets) or merged into another company (other than an Affiliate) or if Employee shall terminate this Agreement for Cause. Employee acknowledges that he has been furnished with substantially the same kind of information regarding KIWI and its business as would be contained in a registration statement prepared in connection with a public sale of securities. Neither KIWI nor the Company nor any other person or party purporting to act on their behalf has made any representations to Employee as to the value of KIWI or its stock or any other matter pertaining to KIWI. The Company has advised Employee that the options issued to Employee will be subject to a registration statement filed with the Securities and Exchange Commission and therefore the shares received on exercise of the options will not be “restricted stock.” KWI joins this agreement solely for the purposes of this clause.

6. Other Benefits. During the Term of his employment and subject to applicable eligibility requirements of position, tenure, salary, age, health and other qualifications as may be set forth in the Company’s Employment handbook, or pursuant to the terms of the applicable benefit provider or other policies, Employee shall participate in such benefit plans or programs as are available to all of the Company’s other employees, including without limitation medical, dental, disability, life insurance, and 401K Plan.

7. Business Expenses. Employee will be required to incur ordinary and necessary travel and other business expenses in connection with the performance of his duties hereunder, and Employee shall be entitled to reimbursement from Company for such expenses in accordance with Company’s policies and procedures. For example, Employer shall pay, in accordance with an annual budget as may be approved by the parties, the cost of Employee’s participation in 1RPM, continuing broker education, cell phone usage for business, monthly membership dues at the Jonathan Club, and a laptop computer.

8. Non-Competition. For all periods that Employee is employed pursuant to this Agreement and for a period of twelve (12) months thereafter, Employee shall not directly or indirectly:

(a) Engage in any business in the State of California without the consent of the Board of Directors of the Company which could or would result in a breach of sections 9 or 10 below., including but not limited to activities, whether direct or indirect, as proprietor, partner, shareholder, principal, agent, or employee; and

(b) In any manner induce, attempt to induce, or assist others to induce or attempt to induce any employee, partner, joint venturer, independent contractor, agent or of the Company to terminate its, his association with the Company, or do anything to interfere with the relationship between the Company and any executive or management level employee of the Company.

(c) The parties hereto intend that the covenants and agreements contained in this Section 8 shall be deemed to be a series of separate covenants and agreements, one for each and every county, state, city and other jurisdiction in California with respect to which the Company’s business has been or is hereafter carried on. If any of the foregoing is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such agreement extending for too great a period of time or over too great a geographical area, or by reason of its being too extensive in any other respect, such agreement shall be interpreted to extend only over the maximum period of time and geographical area and to the maximum extend enforceable, all as determined by such court in such action. Any determination that any provision hereof is invalid or unenforceable, in whole or in part, shall have no effect on the validity or enforceability of any remaining provision hereof.

(d) Notwithstanding the foregoing, nothing herein shall prevent Employee, following the termination of his employment or the end of the Term, whichever is later, from being associated with any person or entity engaged in any real estate activities or matters which constitute a primary line of business of the Company at the time of such termination so long as such association does not result in a violation of Sections 9 and/or 10 below. Employee represents and warrants that except as provided in the letter agreement dated September 16, 1997, he is not restricted or prohibited in any way from entering into this Agreement or performing services hereunder at any time, whether by non-competition, covenant, or otherwise, and shall indemnify, defend and hold the Company harmless from and against any damages, claims, costs (including attorney’s fees) or liabilities as a result of the incorrectness of such representation and warranty.

9.                                      Trade Secrets. Employee has not disclosed to Company, and Employee has been advised that Company will not accept at any time during the course of Employee’s employment at Company, the disclosure of any trade secret (as that term is defined in California Civil Code Section 3426 et. seq.) the disclosure or misappropriation of which by Employee would constitute a breach by Employee of any obligation to any third party, including any former employers. Employee represents and warrants he has informed Company of the existence of any and all agreements, including covenants not to compete, between Employee and third parties which may in any way relate to, impact, or prevent Employee’s employment at Company. Employee represents and warrants he has not taken any act prior to signing this Agreement that constitutes a breach of any agreement which may in any way relate to, impact, or prevent Employee’s employment at Company.

10.                                Confidential and Proprietary Information. Employee recognizes that he will occupy a position of trust with respect to business information of a confidential or proprietary nature which is the property of the Company and which has been and will be imparted to him from time to time in the course of the performance of his duties under this Agreement. All agreements, documents, studies, analyses, comparables, data, statistics, marketing materials, leads and lead lists developed or prepared by Employee or others in Company’s employ during the term of this Agreement (excluding only personal day planners maintained by Employee) shall be and remain confidential and shall be the sole property of Company. Employee hereby acknowledges that Company develops and utilizes valuable procedures, confidential information and copyrighted materials, including but not limited to names of property owners who may wish to sell their property by auction or other means, names of potential purchasers, leads and lead lists, studies and analyses, methods of obtaining prospects, marketing and auction procedures and various brochures and other printed materials, all of which constitute a valuable part of Company’s assets built up by Company’s ingenuity, time, labor and expense over a period of many years and all of which constitute Company trade secrets. Employee agrees that:

(a) He shall not at any time, whether during the Term or thereafter, use, divulge or disclose directly or indirectly any confidential or proprietary information of the Companies to any person, except that he may use and disclose to other Company personnel such confidential and proprietary information in the course of the performance of his duties hereunder or when legally required to do so in connection with any pending litigation or administrative inquiry; and

(b) He shall return promptly upon the termination of this Agreement or otherwise upon the request of the Company any and all copies of any documentation or materials containing any confidential or proprietary information of the Company.

For purposes of this Agreement, the term “Confidential or Proprietary Information” of the Company shall include all information which is owned by the Companies and which is not at the time publicly available or generally known to persons engaged in businesses similar to that of the Company, including practices, procedures and methods and other facts relating to the business of the Companies; practices, procedures and methods and other facts related to sales, marketing, advertising, promotions, financial matters, clients, client lists of the Company and similar information of a confidential and proprietary nature. Employee agrees that his breach of this Section 10 will cause irreparable harm to the Company. Employee agrees that the remedy at law for any breach of this Section 10 will be inadequate and, in addition to any other remedy available to the Company, the Company shall be entitled to injunctive relief for any actual or threatened breach of this Section 10 without proof that any actual damages have been caused by such breach.

11.                                Termination.

(a)   Termination. (Employment At Will) Either Company or Employee may terminate this Agreement at any time during the twenty four-month Term, with or without cause, by delivering written notice of its election to the other. The written notice of termination for cause from Company to Employee shall include a reasonably detailed description of Employee’s acts or omissions which constitute cause for termination. The term “cause” shall mean: (i) the breach of any provision of this Agreement resulting in material harm or damage to the Company or the threat of same; (ii) misconduct, neglect or negligence in the performance of Employee’s duties and obligations as set forth in this Agreement resulting in material harm or damage to company or the threat of the same; (iii) disloyal, dishonest or illegal conduct or moral turpitude of Employee; (iv) such material carelessness or inefficiency in the performance of his duties that Employee, in the reasonable discretion of Company, is deemed unfit to continue in the service of Company; and (v) the failure of Employee to comply with the policies or directives of Company and/or failure to take reasonable direction from Company management In each provision of this paragraph allowing Employer to terminate for cause, Employee shall have reasonable notice and an opportunity to cure if the default by Employee has not yet caused material damage or harm.

(c) If the term of the Agreement is terminated by Company without cause, then Company shall continue to pay Employee the salary and other benefits described in Sections 5(a)-(b) above during and for the remainder of the Term of the Agreement (less the aggregate value of compensation and benefits received by Employee during the remainder of the Term from any source and without regard to characterization), together with such other compensation as Employee may be entitled to under the provisions of Sections 6 (or if such benefits cannot be provided pursuant to the terms of the applicable plans, comparable benefits due hereunder and remaining to be paid during the Term in the ordinary course, provided that the payment of fringe or comparable benefits shall be subject to the availability of such benefits following Employee’s termination of employment at no additional cost above what was previously paid by the Company). If Employee terminates this Agreement, then Company shall not pay Employee the salary and other benefits which Employee would have been entitled to for the remainder of the term of the Agreement under Sections 5(a)-(b) above.

(d) If the Term of Employee’s employment is terminated for cause, then Employee shall be entitled to receive only the compensation described in Section 5 above earned to the date of termination.

(e) This Agreement may be terminated by Employee at any time, provided such termination shall have the effect set forth as follows:

Termination of this Agreement pursuant to Section 11 shall not relieve Employee of his obligations to comply with Sections 9 and 10 hereof, which provisions shall survive the termination of this Agreement.

12.                                Alternative Dispute Resolution. The parties to this Agreement specifically desire an early resolution of any dispute between them which arises out of this Agreement. It is therefore, agreed that any controversy arising out of this Agreement, whether dealing with breach, interpretation or otherwise, shall be heard by a reference (“Referee”) pursuant to the provisions of Section 638 of the Code of Civil Procedure and in accordance with the provisions described below; provided, however, that if injunctive relief is sought, the complaining party may seek such relief from the Los Angeles Superior Court without the use of a Referee.

(a) Enforcement of Agreement. This reference provision may be enforced by the filing of a complaint or petition or motion seeking specific enforcement. Service of such motion on the opposing party shall constitute the “Claim Date” for purposes of this provision.

(b) Selection of Referee. The Referee shall be a retired Judge of the Court selected by mutual agreement of the parties. If the parties cannot agree then a Referee shall be appointed by the Los Angeles Superior Court in accordance with Section 640 of the Code of Civil Procedure. Each party shall be entitled to only one disqualification pursuant to Section 170.6 of the Code of Civil Procedure. The parties hereby waive their right to a trial by jury and agree that their dispute shall be tried by the Referee so selected.

(c) Decisional Rules. The trial shall be conducted and the issues determined in compliance with all judicial rules and all statutory and decisional law of the Sate of California as if the matter were formally litigated in Superior Court. The Referee shall conduct and decide all pre-trial and post-trial procedures as if the matter were formally litigated in the Superior Court. All rules of evidence as set forth in the California Evidence Code, other statutory and decisional law of California and all relevant Los Angeles County Superior Court Rules and California Rules of Court shall be applicable to any proceeding before the Referee.

(d) Discovery. The parties to this Agreement expressly waive their right to engage in any discovery with the exception of depositions and requests for the inspection, production and copying of documents. Interrogatories, requests for admissions and depositions upon written interrogatories shall not be permitted. The Referee shall be authorized to issue subpoenas requiring attendance at hearings and/or trial. All discovery permitted by this Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the Referee. The Referee may extend such period in the event of a party’s refusal to provide requested discovery for any reason whatsoever, including legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to “priority” in conducting discovery. Depositions may be taken by either party upon seven- (7) days written notice. Request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery shall be submitted to the Referee whose decision shall be final and binding upon the parties.

(e)   Hearings and Trial. Except as set forth in this Agreement, the Referee shall determine the manner in which the proceeding is conducted including the time and place of all hearings, the order or presentation of evidence, and all other questions that arise with respect to the course of the proceeding. All proceedings and hearings conducted before the Referee, except for trial, shall be conducted without a court reporter unless one is requested by a party. The party making the request shall have the obligation to arrange and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties. The trial shall be conducted without a jury on consecutive dates, as opposed to being conducted piecemeal on various dates separated by postponements or adjournments. The trial shall be conducted in a courtroom or in surroundings with formality as close to a courtroom as possible. The Referee shall set the matter for hearing within sixty (60) days after the Claim Date and try all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date.

(f) Decision of Referee. The Referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The Referee shall issue a single judgment at the close of the proceeding, which shall dispose of all of the claims of the parties that are the subject of the reference. Any decision rendered by the Referee shall be final, binding and conclusive and judgment shall be entered pursuant to Section 644 of the Code of Civil Procedure in any court in the State of California having jurisdiction.

(g)                               Attorneys’ Fees. The prevailing party shall be entitled to costs and reasonable attorney’s fees, including without limitation costs and fees incurred upon any appeal, as awarded by the court.

(h)                               Appeal. The judgment entered upon the decision of the Referee shall be subject to all post-trial procedures and to appeal in the same manner as an appeal from any order or judgment in a civil action.

13.                                Miscellaneous.

(a)                                Assignment. This Agreement is for the unique personal services of Employee and may not be assigned by Employee without the express written consent of Company and its affiliates. Except as so provided, this Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties hereto,

(b)                               Real Estate License. Employee hereby agrees to maintain his real estate license in the State of California and in any other jurisdiction in which he is presently licensed. During any period that Employee does not have such a license in good standing, she will not be required to perform acts within a given jurisdiction for which a license is required in such jurisdiction, and Employee hereby agrees not to take any such actions for which a license is required until he has obtained the requisite license for such jurisdiction.

(c)                                Severability. Each provision, sub-provision or term of this Agreement is intended to be severable and shall continue in full force and effect although other provisions herein may be determined invalid or void for any reason.

(d)                               Attorneys’ Fees. Subject to Section 12 hereof, in the event suit is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to costs and reasonable attorneys fees, including without limitation those costs and fees incurred upon any appeal, as awarded by the court.

(e)                                Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties with respect to the subject matter covered hereby and may be amended, waived or terminated only by an instrument in writing signed by the parties hereto. This Agreement shall be interpreted according to its fair meaning and not for or against the party which drafted same.

(f)                                  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(g)                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

COMPANY:
KENNEDY-WILSON PROPERTIES, LTD
An Illinois corporation

By:	/s/ James Rosten

THE COMPANY:

KENNEDY-WILSON INTERNATIONAL
a California corporation

/s/ William McMorrow
Title:	Chairman/ CEO